Exhibit 23.10
CONSENT OF SNOWDEN MINING INDUSTRY CONSULTANTS
     The undersigned does hereby consent to the incorporation by reference in this Annual Report on Form 40-F of Pan American Silver Corp., which is being filed with the United States Securities and Exchange Commission, of references to and a summary of a technical report in respect of the Manantial Espejo project dated March 2006 (the “Incorporated Information”), included in the Annual Information Form of Pan American Silver Corp. for the year ended December 31, 2006.
     The undersigned does also hereby consent to the incorporation by reference in the Registration Statement on Form F-10 (No. 333-122152) of Pan American Silver Corp. of the Incorporated Information.
     Dated this 19th day of March, 2007.

SNOWDEN MINING INDUSTRY CONSULTANTS

“signed” Allan Polk
Allan Polk, P.Eng.
Senior Consultant